Exhibit 2.1 – Merger Agreement and Plan of Reorganization

MERGER AGREEMENT
AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made as of the 22nd day of July, 2014.

BETWEEN:

GREENWOOD HALL, INC., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 55 A Cliff View Drive, Green Bay, Auckland, New Zealand

(the “Purchaser”)

AND:

GREENWOOD HALL ACQUISITION, INC., a corporation formed pursuant to the laws of the State of California and a wholly-owned subsidiary of the Purchaser

(the “Merger Sub”)

AND:

PCS LINK, INC. DBA GREENWOOD & HALL, a corporation formed pursuant to the laws of the State of California and having an office for business located at 1936 East Deere Avenue, Suite 120, Santa Ana, California 92705, U.S.A.

(the “Target”)

WHEREAS:

A.	The Target is in the business of providing relationship management solutions to help organizations generate and retain more students and customers and executing large-scale fundraising and grand opening events;

B.	The Purchaser, a company whose common stock is quoted on the OTC Bulletin Board (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority and which has no active business, wishes to acquire all of the issued and outstanding shares of common stock in the capital of the Target;

C.	The respective boards of directors of the Purchaser, the Target and the Merger Sub deem it advisable and in the best interests of the Purchaser, the Target and the Merger Sub that the Merger Sub merge with and into the Target, with the Target remaining as the surviving entity after the Merger (as hereinafter defined) whereby the stockholders of the Target will receive common stock of the Purchaser in exchange for their capital stock of the Target;

D.	The respective board of directors of the Merger Sub and the Target have recommended approval of this Agreement by their respective shareholders;

E.	It is intended that the Merger shall qualify for United States federal income tax purposes as reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and not subject the holders of the equity securities of the Target to tax liability under the Code; and

F.	Effective as of July 1, 2014, the Purchaser increased the authorized common stock of the Purchaser from 75,000,000 shares of common stock, par value $0.001, to 937,500,000 shares of common stock, par value $0.001, effected a corresponding split of the Purchaser Common Shares (as hereinafter defined) on the basis of 12.5 new shares for each one old share (the “Stock Split”) and changed its name to “Greenwood Hall, Inc.”.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement the following terms will have the following meanings:

(a)	“Acquisition Proposal” means, other than the Merger, any bona fide offer, proposal or inquiry made by any person other than the Purchaser (or any affiliate of the Purchaser) with respect to: (a) any take-over bid, exchange offer, plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding-up or exclusive license involving the Target; (b) any acquisition or purchase (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, in a single transaction or a series of related transactions, of all or a significant portion of the assets of, or more than 20% of any class of the share capital, voting securities or other equity interests in the Target; (c) any other similar transaction or series of transactions involving the Target; or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, or which could reasonably be expected to materially reduce the benefits to the Purchaser under this Agreement, provided that Acquisition Proposal will not include the Target’s refinancing of its current debt of $6,000,000 provided the Purchaser consents to the terms of such refinancing;

(b)	“Acquisition Shares” means the 25,250,000 post-Stock Split Purchaser Common Shares to be issued to the Target Shareholders at Closing pursuant to the terms of the Merger, subject to adjustment as provided for in Article 2 hereof;

(c)	“Agreement” means this agreement between the Purchaser, the Merger Sub and the Target;

(d)	“Agreement of Merger” has the meaning set forth in Section 8.1 hereto;

(e)	“Audited Target Financial Statements” means the audited financial statements of the Target for each of the last two fiscal years completed prior to the Closing and the auditor reviewed financial statements for the Target’s most recent interim financial period prior to the Closing, if any, all prepared in accordance with GAAP and audited or reviewed, as applicable, by an independent auditor registered with the Public Company Accounting Oversight Board in the United States;

(f)	“Bridge Loan” means collectively (a) the bridge loan of $1,350,000 advanced to the Target and all documents contemplated therein including the First Promissory Note, the personal guaranty and all such supporting certificates and other documents reasonably required by the Lender and (b) any other bridge loans advanced to the Target prior to the Closing Date;

(g)	“California Corporations Code” means the California General Corporation Law;

(h)	“Confidential Information” means any information about the Target or the Purchaser stamped “confidential” or identified in writing as such promptly following its disclosure, unless (i) such information is already known to the other party or its representatives or to others not bound by a duty of confidentiality; (ii) such information becomes publicly available through no fault of the other party or its representatives; (iii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Merger; or (iv) the furnishing or use of such information is required by, or necessary or appropriate in connection with, legal proceedings;

(i)	“Copyrights” has the meaning set forth in Section 5.1(kk)(iii) hereto;

(j)	“Closing” has the meaning set forth in Section 8.1 hereto;

(k)	“Closing Date” has the meaning set forth in Section 8.1 hereto;

(l)	“Dissenters’ Rights Statute” has the meaning set forth in Section 2.4 hereto;

(m)	“Effective Time” has the meaning set forth in Section 8.1 hereto;

(n)	“First Promissory Note” means the promissory note, dated March 24, 2014, in the principal amount of $1,350,000 issued by the Target in favor of the Lender in connection with the Bridge Loan;

(o)	“GAAP” means United States generally accepted accounting principles, applied on a consistent basis with prior periods;

(p)	“Lender” means Pareall International Limited;

(q)	“Material Adverse Effect” in relation to any event or change, means an effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of the Purchaser or the Target, as applicable, considered as a whole, provided that a Material Adverse Effect will not include an adverse effect:

(i)	that relates to or arises out of a matter that has been publicly disclosed or otherwise disclosed in writing to the Purchaser or the Target, as applicable, prior to such party entering into this Agreement;

(ii)	that relates to or arises out of conditions affecting the relationship management solutions industry as a whole;

(iii)	that relates to or arises out of general economic, financial, currency exchange, securities or commodity market conditions in the United States or elsewhere; and

(iv)	that relates to any change the occurrence of which is reasonably attributable to this Agreement or the performance of any transaction contemplated herein;

(r)	“Marks” has the meaning set forth in Section 5.1(kk)(i) hereto;

(s)	“Merger” has the meaning set forth in Section 2.1 hereto;

(t)	“OTC Bulletin Board” has the meaning set forth in Recital B hereto;

(u)	“Parties” means collectively the Purchaser, the Merger Sub and the Target and “Party” means any one of them;

(v)	“Patents” has the meaning set forth in Section 5.1(kk)(ii) hereto;

(w)	“Payment” has the meaning set forth in Section 2.4 hereto;

(x)	“Person” includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

(y)	“Promissory Notes” means collectively (a) the First Promissory Note and (b) any other promissory notes issued by the Target prior to the Closing Date, which Promissory Notes were issued in connection with the Bridge Loan;

(z)	“Purchaser Accounts Payable and Liabilities” means all accounts payable and liabilities of the Purchaser due and owing or otherwise constituting a binding obligation of the Purchaser (other than a Purchaser Material Contract) as of May 31, 2014 as set forth in the Purchaser Disclosure Statement Schedule A;

(aa)	“Purchaser Assets” means the undertaking and all the property and assets of the Purchaser Business of every kind and description wheresoever situated including, without limitation, Purchaser Material Contracts, Purchaser Accounts Receivable, Purchaser Cash, Purchaser Intangible Assets and Purchaser Goodwill, and all credit cards, charge cards and banking cards issued to the Purchaser;

(bb)	“Purchaser Business” means all aspects of any business conducted by the Purchaser;

(cc)	“Purchaser Cash” means all cash on hand or on deposit to the credit of the Purchaser on the Closing Date;

(dd)	“Purchaser Common Shares” means the shares of common stock in the capital of the Purchaser;

(ee)	“Purchaser Disclosure Statement” means the statement of disclosure provided by the Purchaser to the Target concurrently with the execution of this Agreement;

(ff)	“Purchaser Financial Statements” means the financial statements of the Purchaser for the year ended August 31, 2013 and for the period from February 27, 2012 (inception) through August 31, 2012, together with the unqualified auditors report thereon, and quarterly auditor reviewed financial statements for the nine month period ended May 31, 2014 and for the period from February 27, 2012 (inception) through May 31, 2014, prepared in accordance with GAAP, each of which is filed on EDGAR;

(gg)	“Purchaser Goodwill” means the goodwill of the Purchaser Business including the right to all corporate, operating and trade names associated with the Purchaser Business, or any variations of such names as part of or in connection with the Purchaser Business, all books and records and other information relating to the Purchaser Business, all necessary licenses and authorizations and any other rights used in connection with the Purchaser Business;

(hh)	“Purchaser Intangible Assets” means all of the intangible assets of the Purchaser, including, without limitation, Purchaser Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of the Purchaser;

(ii)	“Purchaser Material Contracts” means the burden and benefit of and the right, title and interest of the Purchaser in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which the Purchaser is entitled whereunder the Purchaser is obligated to pay or entitled to receive the sum of $2,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month’s notice, and those contracts listed in the Purchaser Disclosure Statement Schedule C;

(jj)	“Purchaser Note Conversion” means the conversion of all principal and accrued interest on the Promissory Notes into units of the Purchaser at a price $1.00 per unit, with each unit consisting of one Purchaser Common Share and one Purchaser Warrant;

(kk)	“Purchaser Warrant” means the Common Share purchase warrants, each of which will entitle the holder to purchase, for a period of two years from issuance, one additional Purchaser Common Share at an exercise price of $1.30 per Purchaser Common Share;

(ll)	“Representatives” has the meaning set forth in Section 10.1(a) hereto;

(mm)	“Securities Act” has the meaning set forth in Section 2.7 hereto;

(nn)	“SEC” means the Securities and Exchange Commission;

(oo)	“Share Cancellation” has the meaning set forth in Section 7.3(k) hereto;

(pp)	“Stock Split” has the meaning ascribed in Recital F hereto;

(qq)	“Surviving Corporation” means the Target after consummation of the Merger.

(rr)	“Target Accounts Payable and Liabilities” means all accounts payable and liabilities of the Target due and owing or otherwise constituting a binding obligation of the Target (other than a Target Material Contract) as of March 31, 2014 as set forth in the Target Disclosure Statement Schedule A;

(ss)	“Target Accounts Receivable” means all accounts receivable and other debts owing to the Target as of March 31, 2014 as set forth in Target Disclosure Statement Schedule B;

(tt)	“Target Assets” means the undertaking and all the property and assets of the Target Business of every kind and description wheresoever situated including, without limitation, Target Material Contracts, Target Cash, Target Intangible Assets, Target Intellectual Property Assets and Target Goodwill, and all credit cards, charge cards and banking cards issued to the Target;

(uu)	“Target Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of the Target or relating to the Target Business as set forth in the Target Disclosure Statement Schedule C;

(vv)	“Target Business” means the business of providing relationship management solutions to help organizations generate and retain more students and customers and executing large-scale fundraising and grand opening events and all aspects of the business conducted by the Target;

(ww)	“Target Cash” means all cash on hand or on deposit to the credit of the Target on the Closing Date;

(xx)	“Target Disclosure Statement” means the statement of disclosure provided by the Target to the Purchaser concurrently with the execution of this Agreement;

(yy)	“Target Goodwill” means the goodwill of the Target Business and the right to use any words indicating that the Target Business is so carried on including the right to use the name “PCS Link, Inc.” or “Greenwood & Hall” or any variation thereof as part of the name of or in connection with the Target Business or any part thereof carried on or to be carried on by the Target, the right to all corporate, operating and trade names associated with the Target Business, or any variations of such names as part of or in connection with the Target Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the Target Business, all necessary licenses and authorizations and any other rights used in connection with the Target Business;

(zz)	“Target Intangible Assets” means all of the intangible assets of the Target including, without limitation, the Target Goodwill and the Target Intellectual Property Assets;

(aaa)	“Target Intellectual Property Assets” has the meaning set forth in Section 5.1(kk) hereto;

(bbb)	“Target Material Contracts” means the burden and benefit of and the right, title and interest of the Target in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which the Target is entitled in connection with the Target Business whereunder the Target is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month’s notice, and those contracts listed in the Target Disclosure Statement Schedule E;

(ccc)	“Target Shares” means all of the issued and outstanding shares of the Target’s capital stock;

(ddd)	“Target Shareholders” means those holders of the Target Shares as of the Effective Time as shown in the books and records of the Target; and

(eee)	“Trade Secrets” has the meaning set forth in Section 5.1(kk)(iv) hereto.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

1.2	Captions and Section Numbers

The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3	Section References and Schedules

Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement. The Schedules to this Agreement are as follows:

Schedule A	-	Agreement of Merger
Schedule B	-	Certificate of Accredited Investor
Schedule C	-	Certificate of Non-Accredited Investor

The Purchaser Disclosure Statement Schedules are as follows:

Schedule A	-	Purchaser Accounts Payable and Liabilities
Schedule B	-	Purchaser Debts to Related Parties
Schedule C	-	Purchaser Material Contracts

The Target Disclosure Statement Schedules are as follows:

Schedule A	-	Target Accounts Payable and Liabilities
Schedule B	-	Target Accounts Receivable
Schedule C	-	Target Bank Accounts
Schedule D	-	Target Debts to Related Parties
Schedule E	-	Target Material Contracts
Schedule F	-	Target Intellectual Property
Schedule G	-	Qualifications to Representations and Warranties
Schedule H	-	Options, Warrants and Other Rights
Schedule I	-	Adverse Events
Schedule J	-	Mortgages, Liens, and Other Interests

1.4	Currency

Unless otherwise specifically noted, all references to currency in this Agreement and in the Audited Target Financial Statements are or will be to United States Dollars ($).

1.5	Severability of Clauses

If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the Parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE MERGER

2.1	Agreement to Merge

At the Effective Time, a merger shall take place (the “Merger”) by which the Merger Sub shall be merged with and into the Target, and the separate corporate existence of the Merger Sub shall cease and the Target shall be the Surviving Corporation. The Target’s corporate name, existence, and all its purposes, powers, and objectives shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of California and succeed to all of the Merger Sub’s rights, assets, liabilities, and obligations in accordance with the California Corporations Code.

2.2	Effect of the Merger

(a)	Articles of Incorporation. The articles of incorporation of the Target in effect at the Effective Time shall become the articles of incorporation of the Surviving Corporation. From and after the Effective Time, those articles of incorporation, as they may be duly amended from time to time, shall be, and may be separately certified as, the articles of incorporation of the Surviving Corporation.

(b)	Bylaws. The bylaws of the Target in effect at the Effective Time shall be the bylaws of the Surviving Corporation until they are thereafter duly altered, amended, or repealed.

(c)	Directors and Officers. The directors of the Target at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the provisions of applicable law and the articles of incorporation and bylaws of the Surviving Corporation, until their successors have been duly elected and qualified. The officers of the Target at the Effective Time shall be the officers of Surviving Corporation, each to hold office subject to the articles of incorporation and bylaws of the Surviving Corporation.

2.3	Conversion of Securities

At the Effective Time:

(a)	Capital Stock of the Merger Sub. Each share of the Merger Sub’s common stock, par value of $0.001 per share, issued and outstanding immediately before the Effective Time shall be converted into one share of common stock, par value of $0.002 per share, of the Surviving Corporation.

(b)	Conversion of Target Shares. Each share of the Target’s common stock, par value of $0.002 per share, issued and outstanding immediately before the Effective Time, other than “dissenting shares” as defined in the California Corporations Code §1300, shall by virtue of the Merger and without action on the part of the shareholder be converted into the right to receive from and to be paid by the Purchaser a number of Acquisition Shares equal to (i) the total number of Acquisition Shares divided by (ii) the number of shares of the Target’s common stock issued and outstanding immediately before the Effective Time. No fraction of an Acquisition Share will be issued pursuant to this Agreement. Any such fraction that would result from the Merger which is one half of one or greater than one half of one will be rounded up to the next whole number, and less than one half of one shall be rounded down to the lower whole number.

2.4	Dissenters’ Rights

Despite anything in this Agreement to the contrary, a “dissenting shareholder” who holds any of Target’s “dissenting shares” (as those terms are defined in California Corporations Code §1300) outstanding immediately before the Effective Time and who has made and perfected a demand for payment of the value of the shares (the “Payment”) in accordance with California Corporations Code §§1300–1312 (the “Dissenters’ Rights Statute”) and who has not effectively withdrawn or lost the right to such Payment shall have, by virtue of the Merger and without further action on the dissenting shareholder’s part, the right to receive and be paid the Payment and no further rights other than those provided by the Dissenters’ Rights Statute. The Target shall give the Purchaser prompt written notice of all written demands for the Payment, withdrawals of demand, and other written communications received by the Target pursuant to the Dissenters’ Rights Statute. After the amount of the Payment has been agreed on or finally determined pursuant to the Dissenters’ Rights Statute, all dissenting shareholders entitled to the Payment pursuant to the Dissenters’ Rights Statute shall receive such payment from Target, and the dissenting shares shall thereupon be canceled.

2.5	Closing of the Target’s Transfer Books

At the Effective Time, the stock transfer books of the Target shall be closed, and thereafter no transfers of shares of Target’s common stock shall be made or consummated.

2.6	Exchange of Shares

(a)	As promptly as practicable after the Effective Time, but in no event more than five business days following the Effective Time, the Purchaser shall or cause its transfer agent to, mail or deliver to each person who was, as of immediately prior to the Effective Time, a holder of record of the Target’s common stock:

(i)	a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Target’s common stock shall pass, only upon proper delivery of the Target’s common stock to the Purchaser or the Purchaser’s transfer agent, as applicable); and

(ii)	instructions for effecting the surrender of the Target’s common stock in exchange for the Acquisition Shares.

(b)	Upon surrender to the Purchaser or its transfer agent, as applicable, of the Target’s common stock for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Target’s common stock shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquisition Shares into which the shares of the Target’s common stock so surrendered shall have been converted pursuant to Section 2.3(b). The certificates so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.6(b), each share of the Target’s common stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Acquisition Shares.

(c)	Notwithstanding any other provisions of this Agreement, any portion of the Acquisition Shares remaining unclaimed five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental authority) shall, to the extent permitted by law, become the property of the Purchaser free and clear of any claims or interest of any person previously entitled thereto. None of the Purchaser, the Purchaser’s transfer agent or the Surviving Corporation shall be liable to any holder of the Target’s common stock for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

2.7	Securities Act Exemption

The Acquisition Shares to be issued in the Merger is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act and from applicable state securities laws. The Target shall use reasonable efforts to facilitate its shareholders taking all reasonable actions and executing all necessary documents to qualify the issuance of the Acquisition Shares for such exemptions. Without limiting the generality of the foregoing, the Target shall use reasonable efforts to obtain, on or before the Closing Date, a certificate of a Target Shareholder in the form attached hereto as Schedule B, if the Target Shareholder is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act, or Schedule C, if the Target Shareholder is not an “accredited investor”, from each Target Shareholder in order to, among other things, evidence the availability of such exemptions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1	Representations and Warranties

The Purchaser hereby represents and warrants in all material respects to the Target with the intent that the Target will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

The Purchaser - Corporate Status and Capacity

(a)	Incorporation. The Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Nevada, and is in good standing with the office of the Secretary of State for the State of Nevada;

(b)	Carrying on Business. The Purchaser has no active business and is currently seeking out business opportunities;

(c)	Corporate Capacity. The Purchaser has the corporate power, capacity and authority to own the Purchaser Assets and to enter into and complete this Agreement;

(d)	Reporting Status; Listing. The Purchaser Common Shares are quoted on the OTC Bulletin Board, and all reports required to be filed by the Purchaser with the SEC or OTC Bulletin Board have been filed;

Merger Sub - Corporate Status and Capacity

(e)	Incorporation. The Merger Sub is a corporation duly incorporated and validly subsisting under the laws of the State of California, and is in good standing with the office of the Secretary of State for the State of California;

(f)	Carrying on Business. Other than corporate formation and organization, the Merger Sub has not carried on business activities of any nature whatsoever, other than the negotiation, authorization and execution of the Agreement;

(g)	Corporate Capacity. The Merger Sub has the corporate power, capacity and authority to enter into and complete this Agreement;

The Purchaser - Capitalization

(h)	Authorized Capital. The authorized capital of the Purchaser consists of 75,000,000 Purchaser Common Shares, $0.001 par value per share of which 4,320,000 Purchaser Common Shares are presently issued and outstanding. All of the issued and outstanding shares are validly issued, fully paid and non-assessable;

(i)	No Option, Warrant or Other Right. Other than as set out in this Agreement, no Person has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of the Purchaser Common Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of the Purchaser;

Merger Sub Capitalization

(j)	Authorized Capital. The authorized capital of the Merger Sub consists of 1,000 shares of common stock with no par value, of which one share of common stock is presently issued and outstanding. The issued and outstanding share is validly issued, fully paid and non-assessable;

(k)	No Option, Warrant or Other Right. No Person has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of any shares in the capital of the Merger Sub or for the purchase, subscription or issuance of any of the unissued shares in the capital of Merger Sub;

The Purchaser - Records and Financial Statements

(l)	Charter Documents. The charter documents of the Purchaser and the Merger Sub have not been altered since the incorporation of each, respectively, except as filed in the record books of the Purchaser or the Merger Sub, as the case may be;

(m)	Corporate Minute Books. The corporate minute books of the Purchaser are substantially complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. The Purchaser is not in violation or breach of, or in default with respect to, any term of its articles of incorporation (or other charter documents) or bylaws;

(n)	Purchaser Financial Statements. The Purchaser Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Purchaser as of the respective dates thereof, and the sales and earnings of the Purchaser Business during the periods covered thereby, in all material respects, and have been prepared in substantial accordance with GAAP;

(o)	Purchaser Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of the Purchaser which are not disclosed in the Purchaser Disclosure Statement Schedule A or reflected in the Purchaser Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and the Purchaser Financial Statements, and the Purchaser has not guaranteed or agreed to guarantee any debt, liability or other obligation of any Person. Without limiting the generality of the foregoing, all accounts payable and liabilities of the Purchaser as of May 31, 2014 are described in the Purchaser Disclosure Statement Schedule A;

(p)	No Debt to Related Parties. Except as disclosed in the Purchaser Disclosure Statement Schedule B the Purchaser is not, and on Closing will not be, indebted to any affiliate, director or officer of the Purchaser except accounts payable on account of bona fide business transactions of the Purchaser incurred in normal course of the Purchaser Business, including employment agreements, none of which are more than 30 days in arrears;

(q)	No Related Party Debt to Purchaser. No director or officer or affiliate of the Purchaser is now indebted to or under any financial obligation to the Purchaser on any account whatsoever;

(r)	No Dividends. No dividends or other distributions on any shares in the capital of the Purchaser have been made, declared or authorized since the date of the Purchaser Financial Statements;

(s)	No Payments. No payments of any kind have been made or authorized since the date of the Purchaser Financial Statements to or on behalf of officers, directors, shareholders or employees of the Purchaser or under any management agreements with the Purchaser;

(t)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting the Purchaser;

(u)	No Adverse Events. Since the date of the Purchaser Financial Statements:

(i)	there has not been any material adverse change in the financial position or condition of the Purchaser, its liabilities or the Purchaser Assets or any damage, loss or other change in circumstances materially affecting the Purchaser, the Purchaser Business or the Purchaser Assets or the Purchaser’s right to carry on the Purchaser Business, other than changes in the ordinary course of business,

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting the Purchaser, the Purchaser Business or the Purchaser Assets,

(iii)	there has not been any material increase in the compensation payable or to become payable by the Purchaser to any of Purchaser’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv)	the Purchaser Business has been and continues to be carried on in the ordinary course,

(v)	the Purchaser has not waived or surrendered any right of material value,

(vi)	the Purchaser has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(vii)	no capital expenditures in excess of $2,000 individually or $5,000 in total have been authorized or made;

Purchaser - Income Tax Matters

(v)	Tax Returns. The Purchaser has not filed income tax returns, but has had losses in each year of its existence;

(w)	Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by the Purchaser. The Purchaser is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

The Purchaser - Applicable Laws and Legal Matters

(x)	Licenses. The Purchaser holds no licenses and permits and represents that such failure to obtain or maintain such licenses or permits will not have a Material Adverse Effect;

(y)	Applicable Laws. The Purchaser has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees to which it is subject or which apply to it the violation of which would have a Material Adverse Effect on the Purchaser Business, and to the Purchaser’s knowledge, the Purchaser is not in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the Purchaser Business;

(z)	Pending or Threatened Litigation. There is no litigation or administrative or governmental proceeding pending or threatened against or relating to the Purchaser, the Purchaser Business, or any of the Purchaser Assets nor does the Purchaser have any knowledge of any deliberate act or omission of the Purchaser that would form any basis for any such action or proceeding;

(aa)	No Bankruptcy. The Purchaser has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against the Purchaser and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of the Purchaser;

(bb)	Labour Matters. The Purchaser is not party to any collective agreement relating to the Purchaser Business with any labor union or other association of employees and no part of the Purchaser Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of the Purchaser, has made any attempt in that regard;

(cc)	Finder’s Fees. The Purchaser is not party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(dd)	Authorization. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and the Merger Sub;

(ee)	Enforceability. The Purchaser has all requisite power and authority to execute and deliver the Agreement and any other transaction documents to be signed by the Purchaser and to perform its respective obligations thereunder and to consummate the transactions contemplated hereby. The execution and delivery of the Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Purchaser. No other corporate or shareholder proceedings on the part of the Purchaser are necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other transaction documents when executed and delivered by the Purchaser as contemplated by this Agreement will be, duly executed and delivered by the Purchaser, and this Agreement is, and the other transaction documents when executed and delivered by the Purchaser as contemplated hereby will be, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms except:

(i)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally,

(ii)	as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and

(iii)	as limited by public policy;

(ff)	No Violation or Breach. The execution and performance of this Agreement will not:

(i)	violate the charter documents of the Purchaser or the Merger Sub or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which the Purchaser is party,

(ii)	give any person any right to terminate or cancel any agreement including, without limitation, the Purchaser Material Contracts, or any right or rights enjoyed by the Purchaser,

(iii)	result in any alteration of the Purchaser’s obligations under any agreement to which the Purchaser is party including, without limitation, the Purchaser Material Contracts,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Purchaser Assets,

(v)	result in the imposition of any tax liability to the Purchaser relating to the Purchaser Assets, or

(vi)	violate any court order or decree to which the Purchaser is subject;

The Purchaser Assets - Ownership and Condition

(gg)	Business Assets. The Purchaser Assets comprise all of the property and assets of the Purchaser Business, and no other Person owns any assets used by the Purchaser in operating the Purchaser Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in the Purchaser Disclosure Statement Schedule C;

(hh)	Title. The Purchaser is the legal and beneficial owner of the Purchaser Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in the Purchaser Disclosure Statement Schedule C;

(ii)	No Option. No Person has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Purchaser Assets;

(jj)	Purchaser Material Contracts. The Purchaser Material Contracts listed in the Purchaser Disclosure Statement Schedule C constitute all of the material contracts of the Purchaser;

(kk)	No Default. There has not been any default in any material obligation of the Purchaser or any other party to be performed under any of the Purchaser Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in the Purchaser Disclosure Statement Schedule C), and the Purchaser is not aware of any default in the obligations of any other party to any of the Purchaser Material Contracts;

(ll)	No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of the Purchaser. The Purchaser is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

The Purchaser Assets – the Purchaser Goodwill and Other Assets

(mm)	Purchaser Goodwill. Purchaser does not carry on the Purchaser Business under any other business or trade names. The Purchaser does not have any knowledge of any infringement by the Purchaser of any patent, trademarks, copyright or trade secret;

The Purchaser Business

(nn)	Maintenance of Business. Since the date of the Purchaser Financial Statements, the Purchaser has not entered into any material agreement or commitment except in the ordinary course and as disclosed herein;

(oo)	Subsidiaries. Except for the Merger Sub, the Purchaser does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm; and

The Purchaser - Acquisition Shares

(pp)	Acquisition Shares. The Acquisition Shares when delivered to the holders of the Target Shares pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of the Purchaser, in all cases subject to the provisions and restrictions of all applicable securities laws.

3.2	Non-Merger and Survival

The representations and warranties of the Purchaser contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by the Target, the representations and warranties of the Purchaser shall survive the Closing for a period of two years.

3.3	Indemnity

The Purchaser agrees to indemnify and save harmless the Target from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim, resulting from the breach by it of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by the Purchaser to the Target.

ARTICLE 4
COVENANTS OF THE PURCHASER

4.1	Covenants

The Purchaser covenants and agrees with the Target that it will:

(a)	Conduct of Business. Until the Closing, conduct the Purchaser Business diligently and in the ordinary course consistent with the manner in which the Purchaser Business generally has been operated up to the date of execution of this Agreement;

(b)	Access. Until the Closing, give the Target and its representatives full access to all of the properties, books, contracts, commitments and records of the Purchaser, and furnish to the Target and its representatives all such information as they may reasonably request;

(c)	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the Purchaser Assets notwithstanding the change in control of the Purchaser arising from the Merger;

(d)	Maintain Listing. From and after the Closing Date, maintain the quotation of the Purchaser Common Shares on the OTC Bulletin Board, unless and until the Purchaser Common Shares are listed or quoted on another, more senior exchange or quotation system;

(e)	Board of Directors. On or prior to the Closing Date, the current board of directors of the Purchaser will adopt resolutions setting the number of directors at five (5) and appointing five (5) nominees of the Target and accepting the resignation of James Grant from the board of directors of the Purchaser, which appointments and resignation will be effective on the later of (1) the Closing Date or (2) ten days after the filing of a Schedule 14f-1 in connection with the Merger, if applicable;

(f)	Officers. On or prior to the Closing Date, the current board of directors of the Purchaser will adopt resolutions appointing John Hall as Chairman, Chief Executive Officer, Secretary, and Treasurer of the Purchaser and appointing nominees of the Target to all other offices of the Purchaser and remove or obtain resignation from the officers of the Purchaser as requested by the Target, which appointments, removals and resignations will be effective as of the Closing Date;

(g)	John Hall’s Employment Agreement. On or prior to the Closing Date, the current board of directors of the Purchaser will adopt a resolution approving the Employment Agreement for John Hall to serve as Chairman and Chief Executive Officer of the Purchaser, which will be effective as of the Closing Date; and

(h)	Equity Incentive Plan. On or prior to the Closing Date, the Purchaser will adopt an equity incentive plan with provisions that are acceptable to the Purchaser and the Target.

4.2	Authorization

The Purchaser hereby agrees to authorize and direct any and all federal, provincial, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting the Purchaser to release any and all information in their possession respecting the Purchaser to the Target. The Purchaser shall promptly execute and deliver to the Target any and all consents to the release of information and specific authorizations which the Target reasonably requires to gain access to any and all such information.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE TARGET

5.1	Representations and Warranties

The Target hereby represent and warrant in all material respects to the Purchaser, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

The Target - Corporate Status and Capacity

(a)	Incorporation. The Target is a corporation duly incorporated and validly existing under the laws of the State of California, and is in good standing with the office of the Secretary of State for the State of California;

(b)	Carrying on Business. The Target has been carrying on the Target Business. Since the date of its inception, other than in connection with this Agreement, the Target has conducted no business or operations other than as set forth above. The Target is registered, licensed or otherwise qualified as to carry on business in each jurisdiction where the nature of the Target Business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, except where the failure to be so registered, licensed or otherwise qualified does not, nor is reasonably expected to, have a Material Adverse Effect;

(c)	Corporate Capacity. The Target has the corporate power, capacity and authority to enter into and complete this Agreement;

The Target - Capitalization

(d)	Authorized Capital. The authorized capital of the Target consists of 2,000,000 shares of common stock, $0.002 par value per share;

(e)	Ownership of the Target Shares. The issued and outstanding share capital of the Target will on Closing consist of 1,007,920 Target Shares, which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares;

(f)	No Option, Warrant or Other Right. Except as set forth on Schedule H of the Target Disclosure Statement, no Person has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the purchase, subscription or issuance of any of the unissued shares in the capital of the Target;

The Target - Records and Financial Statements

(g)	Charter Documents. The charter documents of the Target have not been altered since its incorporation date, except as filed in the record books of the Target;

(h)	Corporate Minute Book. The corporate minute books of the Target are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by the Target which required director or shareholder approval are reflected on the corporate minute books of the Target. The Target is not in violation or breach of, or in default with respect to, any term of its articles of incorporation (or other charter documents) or bylaws;

(i)	Target Financial Statements. The Audited Target Financial Statements, present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Target as of the respective dates thereof, and the expenses of the Target Business during the period covered thereby, in all material respects, and will have been prepared in substantial accordance with GAAP;

(j)	Target Accounts Payable and Liabilities. Other than the Bridge Loan, there are no material liabilities, contingent or otherwise, of the Target which are not disclosed in the Target Disclosure Statement Schedule A or reflected in the Target Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and financial statements, and the Target has not guaranteed or agreed to guarantee any debt, liability or other obligation of any Person. Without limiting the generality of the foregoing, all accounts payable and liabilities of the Target as of March 31, 2014 are described in the Target Disclosure Statement Schedule A;

(k)	Target Accounts Receivable. All the Target Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of the Target, any claim by the obligor for set-off or counterclaim. Without limiting the generality of the foregoing, all accounts receivable of the Target as of March 31, 2014 are described in the Target Disclosure Statement Schedule B;

(l)	Target Bank Accounts. All of the Target Bank Accounts, their location, numbers and the authorized signatories thereof, as well as their balances as at the date hereof, are as set forth in the Target Disclosure Statement Schedule C;

(m)	No Debt to Related Parties. Except as disclosed in the Target Disclosure Statement Schedule D, the Target will on Closing not be indebted to any affiliate, director, officer or shareholder of the Target except accounts payable on account of bona fide business transactions of the Target incurred in normal course of the Target Business, including employment agreements, none of which are more than 30 days in arrears;

(n)	No Related Party Debt to the Target. No director, officer or affiliate of the Target is now indebted to or under any financial obligation to the Target on any account whatsoever, except for advances on account of travel and other expenses not exceeding $10,000 in total;

(o)	No Dividends. No dividends or other distributions on any shares in the capital of the Target have been made, declared or authorized since the date of the Target Financial Statements;

(p)	No Payments. No payments of any kind have been made or authorized since the date of the Target Financial Statements to or on behalf of officers, directors, shareholders or employees of the Target or under any management agreements with the Target, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

(q)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting the Target;

(r)	No Adverse Events. Except as set forth on Schedule I of the Target Disclosure Statement, since the date of the Target Financial Statements:

(i)	there has not been any material adverse change in the consolidated financial position or condition of the Target, its liabilities or the Target Assets or any damage, loss or other change in circumstances materially affecting the Target, the Target Business or the Target Assets or the Target’s right to carry on the Target Business, other than changes in the ordinary course of business,

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting the Target, the Target Business or the Target Assets,

(iii)	there has not been any material increase in the compensation payable or to become payable by the Target to any of the Target’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv)	the Target Business has been and continues to be carried on in the ordinary course,

(v)	the Target has not waived or surrendered any right of material value,

(vi)	the Target has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(vii)	no capital expenditures in excess of $10,000 individually or $50,000 in total have been authorized or made;

The Target - Income Tax Matters

(s)	Tax Returns. The Target has filed or caused to be filed all tax returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to all applicable statutes and other legal requirements. The Target has made available to the Purchaser copies of all such tax returns filed by the Target. The Target has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment by the Target or for which the Target may be liable;

(t)	Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by the Target. The Target is not aware of any contingent tax liabilities;

The Target - Applicable Laws and Legal Matters

(u)	Licenses. The Target holds all licenses and permits as may be requisite for carrying on the Target Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a Material Adverse Effect on the Target Business;

(v)	Applicable Laws. The Target has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees to which it is subject or which applies to it the violation of which would have a Material Adverse Effect on the Target Business. The Target is not in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a Material Adverse Effect on the Target Business except as set forth on Target Disclosure Statement Schedule G;

(w)	Pending or Threatened Litigation. Other than as set forth in Target Disclosure Statement Schedule G there is no litigation or administrative or governmental proceeding pending or threatened against or relating to the Target, the Target Business, or any of the Target Assets, nor does the Target have any knowledge of any deliberate act or omission of the Target that would form any basis for any such action or proceeding;

(x)	No Bankruptcy. The Target has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against the Target and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of the Target;

(y)	Labor Matters. The Target is not party to any collective agreement relating to the Target Business with any labor union or other association of employees and no part of the Target Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of the Target, has made any attempt in that regard;

(z)	Finder’s Fees. The Target is not party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(aa)	Authorization. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been, or at or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of the Target;

(bb)	Enforceability. The Target has all requisite power and authority to execute and deliver the Agreement and any other transaction documents to be signed by the Target and to perform its respective obligations thereunder and to consummate the transactions contemplated hereby. The execution and delivery of the Agreement by the Target and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of the Target. No other corporate or shareholder proceedings on the part of the Target are necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other transaction documents when executed and delivered by the Target as contemplated by this Agreement will be, duly executed and delivered by the Target, and this Agreement is, and the other transaction documents when executed and delivered by the Target as contemplated hereby will be, valid and binding obligations of the Target, enforceable in accordance with their respective terms except:

(i)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally,

(ii)	as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and

(iii)	as limited by public policy;

(cc)	No Violation or Breach. The execution and performance of this Agreement will not

(i)	violate the charter documents of the Target or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which the Target is a party,

(ii)	give any person any right to terminate or cancel any agreement including, without limitation, the Target Material Contracts, or any right or rights enjoyed by the Target, provided that this Agreement is subject to consent by Opus Bank and California United Bank,

(iii)	result in any alteration of the Target’s obligations under any agreement to which the Target is a party including, without limitation, the Target Material Contracts,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Target Assets,

(v)	result in the imposition of any tax liability to the Target relating to the Target Assets or the Target Shares, or

(vi)	violate any court order or decree to which the Target is subject;

The Target Assets - Ownership and Condition

(dd)	Business Assets. The Target Assets comprise all of the property and assets of the Target Business, and no other Person owns any assets used by the Target in operating the Target Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in the Target Disclosure Statement Schedule G;

(ee)	Title. The Target is the legal and beneficial owner of the Target Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in the Target Disclosure Statement Schedule G;

(ff)	No Option. No Person has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Target Assets;

(gg)	Target Material Contracts. The Target Material Contracts listed in the Target Disclosure Statement Schedule E constitute all of the material contracts of the Target;

(hh)	No Default. There has not been any default in any material obligation of the Target or any other party to be performed under any of the Target Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in the Target Disclosure Statement Schedule G), and the Target is not aware of any default in the obligations of any other party to any of the Target Material Contracts;

(ii)	No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee, director or officer of the Target. The Target is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

The Target Assets – The Target Goodwill and Other Assets

(jj)	Target Goodwill. The Target carries on the Target Business only under the name “PCS Link, Inc.” or “Greenwood & Hall” and variations thereof and under no other business or trade names. The Target does not have any knowledge of any infringement by the Target of any patent, trademark, copyright or trade secret;

The Target Assets – Intellectual Property

(kk)	Intellectual Property Assets. The Target owns or holds an interest in all intellectual property assets necessary for the operation of the businesses of the Target as its businesses are currently conducted (collectively, the “Target Intellectual Property Assets”), including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the “Marks”),

(ii)	all patents, patent applications and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”),

(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”), and

(iv)	all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by the Target as licensee or licensor (collectively, the “Trade Secrets”);

(ll)	Intellectual Property and Know-How Necessary for the Business. Except as disclosed in the Target Disclosure Statement Schedule F, the Target is the owner of all right, title, and interest in and to each of the Target Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances and other adverse claims, and have the right to use, without payment to a third party, all of the Target Intellectual Property Assets. Except as disclosed in the Target Disclosure Statement Schedule F, all former and current employees and contractors of the Target have executed written contracts, agreements or other undertakings with the Target that assign all rights to any inventions, improvements, discoveries or information relating to the Target Business to the Target. No employee, director, officer or shareholder of the Target owns, directly or indirectly, in whole or in part, any Target Intellectual Property Asset which the Target is presently using or which is necessary for the conduct of the Target Business. To the best knowledge of the Target, no employee or contractor of the Target has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Target;

(mm)	Patents. Except as disclosed in the Target Disclosure Statement Schedule F, the Target does not hold any right, title or interest in or to any Patent and the Target has not filed any patent application with any third party. To the best knowledge of the Target, none of the products manufactured and sold, nor any process or know-how used, by the Target infringes or is alleged to infringe any patent or other proprietary night of any other Person;

(nn)	Trademarks. Except as disclosed in the Target Disclosure Statement Schedule F, the Target does not hold any right, title or interest in or to any Mark and the Target has not registered or filed any application to register any Mark with any third party. To the best knowledge of the Target, none of the Marks, if any, used by the Target infringes or is alleged to infringe any trade name, trademark or service mark of any third party;

(oo)	Copyrights. The Target is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances and other adverse claims. If applicable, all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. To the best knowledge of the Target, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by the Copyrights have been marked with the proper copyright notice;

(pp)	Trade Secrets. The Target has taken all reasonable precautions to protect the secrecy, confidentiality and value of their Trade Secrets. The Target has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and to the best knowledge of the Target, have not been used, divulged or appropriated, either for the benefit of any Person or to the detriment of the Target. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way;

The Business of the Target

(qq)	Maintenance of Business. Since the date of the Target Financial Statements, the Target Business has been carried on in the ordinary course and the Target has not entered into any material agreement or commitment except in the ordinary course; and

(rr)	Subsidiaries. The Target has no subsidiary and does not own, directly or indirectly, any shares or interest in any corporation, partnership, joint venture or firm.

5.2	Non-Merger and Survival

The representations and warranties of the Target contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by the Purchaser, the representations and warranties of the Target shall survive the Closing for a period of one year.

5.3	Indemnity

The Target agrees to indemnify and save harmless the Purchaser from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses resulting from the breach by the Target of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by the Target to the Purchaser hereunder.

ARTICLE 6
COVENANTS OF THE TARGET

6.1	Covenants

The Target covenants and agrees with the Purchaser that the Target will:

(a)	Conduct of Business. Until the Closing, conduct the Target Business diligently and in the ordinary course consistent with the manner in which the Target Business generally has been operated up to the date of execution of this Agreement;

(b)	Preservation of Business. Until the Closing, use their best efforts to preserve the Target Business and the Target Assets and, without limitation, preserve for the Purchaser the Target’s relationships with its suppliers, customers and others having business relations with them;

(c)	Access. Until the Closing, give the Purchaser and its representatives full access to all of the properties, books, contracts, commitments and records of the Target relating to the Target, the Target Business and the Target Assets, and furnish to the Purchaser and its representatives all such information as they may reasonably request;

(d)	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the Target Assets, including the Target Material Contracts, notwithstanding the change in control of the Target arising from the Merger; and

(e)	Shareholder Approval. The Target shall have called a meeting of the Target Shareholders to consider and vote approval of the Merger on or before the date of this Agreement, or shall have obtained the unanimous written consent of the Target Shareholders.

ARTICLE 7
CONDITIONS PRECEDENT

7.1	Conditions Precedent in favor of the Purchaser

The Purchaser’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by the Purchaser in writing) of each of the following conditions precedent on or before the Closing:

(a)	the Purchaser and its advisors will have had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and both the Purchaser and its advisors will be satisfied with the results of such due diligence;

(b)	the representations and warranties made by the Target in or pursuant to this Agreement as of the date hereof shall be true and correct in all material respects at and as of the Closing Date (as qualified by the disclosures in the disclosure schedules hereto), with the same effect as though such representations and warranties had been made or given at and as of the Closing Date;

(c)	no legal requirement shall prohibit the consummation of the transaction, and no proceeding shall have been commenced or threatened by any governmental body or person (other than the Purchaser and its affiliates) on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated herein and no judgment, decree, restraining order or injunction shall have been entered which would prohibit the contemplated transactions;

(d)	all documents or copies of documents required to be executed and delivered to the Purchaser hereunder will have been so executed and delivered;

(e)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Target at or prior to the Closing will have been complied with or performed;

(f)	title to the Target Shares held by the Target Shareholders and to the Target Assets will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as set forth in Schedule J of the Target Disclosure Statement;

(g)	the Purchaser will have received a legal opinion from counsel for the Target with respect to the Target and the Target Shares, in a form reasonably satisfactory to counsel for the Purchaser;

(h)	the Target will have furnished the Purchaser with a copy of the Audited Target Financial Statements and the Purchaser and its accountants will be reasonably satisfied with their review of the Audited Target Financial Statements;

(i)	there will not have occurred:

(i)	any material adverse change in the financial position or condition of the Target, its liabilities or the Target Assets or any damage, loss or other change in circumstances materially and adversely affecting the Target, the Target Business or the Target Assets or the Target’s right to carry on the Target Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)	any damage, destruction, loss or other event, including changes to any laws or statutes applicable to the Target or the Target Business (whether or not covered by insurance) materially and adversely affecting the Target, the Target Business or the Target Assets;

(j)	on the Closing Date, the Target’s secured liabilities determined in accordance with the GAAP shall not exceed $6,000,000 excluding the Bridge Loan;

(k)	the Purchaser shall have approved, in its sole discretion, any debt financing by the Target obtained to refinance its current debt;

(l)	the board of directors of the Purchaser has authorized and approved this Agreement and approved the Merger;

(m)	at least a majority of the outstanding Target Shares have been voted for the approval of the Merger;

(n)	none of the outstanding Target Shares are, or are eligible to become, “dissenting shares” within the definition of California Corporations Code §1300;

(o)	an exemption from the registration requirements of the Securities Act will be available regarding the issuance of the Acquisition Shares for each Target Shareholder and the Purchaser will have received a certificate of a Target Shareholder in the form attached hereto as Schedule B, if the Target Shareholder is an “accredited investor”, or Schedule C, if the Target Shareholder is not an “accredited investor” as defined in Rule 501 promulgated under the Securities Act, from each Target Shareholder in order to, among other things, evidence the availability of such exemption; and

(p)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any.

7.2	Waiver by the Purchaser

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or prior to the Closing by delivering to the Target a written waiver to that effect signed by the Purchaser. The conditions precedent set out in the preceding section shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

7.3	Conditions Precedent in Favor of the Target

The obligations of the Target to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by the Target in writing) of each of the following conditions precedent on or before the Closing:

(a)	the Target will have reviewed and approved all materials in the possession and control of the Purchaser which are germane to the decision of the Target to proceed with the Merger;

(b)	the Target and its advisors will have had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and the Target and its advisors will be satisfied with the results of such due diligence;

(c)	the Target and its accountant will have had a reasonable opportunity to review the Purchaser Financial Statements, and the Target and its accountant will be satisfied with the content of such financial statements;

(d)	the representations and warranties made by the Purchaser in or pursuant to this Agreement as of the date hereof shall be true and correct in all material respects at and as of the Closing Date (as qualified by the disclosures in the disclosure schedules hereto), with the same effect as though such representations and warranties had been made or given at and as of the Closing Date;

(e)	no legal requirement shall prohibit the consummation of the transaction, and no proceeding shall have been commenced or threatened by any governmental body or person (other than the Target and its affiliates or shareholders) on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated herein and no judgment, decree, restraining order or injunction shall have been entered which would prohibit the contemplated transactions;

(f)	all documents or copies of documents required to be executed and delivered to the Target hereunder will have been so executed and delivered;

(g)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or prior to the Closing will have been complied with or performed;

(h)	the Acquisition Shares will be registered on the books of the Purchaser in the names of the Target Shareholders at the Effective Time;

(i)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(j)	the Target will have received a legal opinion from counsel for the Purchaser with respect to the Purchaser and the Acquisition Shares, in a form reasonably satisfactory to counsel for the Target;

(k)	3,500,000 pre-Stock Split Purchaser Common Shares owned by James Grant will have been cancelled for no consideration (the “Share Cancellation”);

(l)	the board of directors of the Target has authorized and approved this Agreement and approved the Merger;

(m)	at least a majority of the outstanding Target Shares have been voted for the approval of the Merger;

(n)	none of the outstanding Target Shares are, or are eligible to become, “dissenting shares” within the definition of California Corporations Code §1300;

(o)	John Hall, the Target’s Chief Executive Officer, has entered into an employment agreement with the Purchaser on terms satisfactory to the Target and the Purchaser and which shall replace any current employment agreements in force between the Target and John Hall;

(p)	there will not have occurred:

(i)	any material adverse change in the financial position or condition of the Purchaser, its liabilities or the Purchaser Assets or any damage, loss or other change in circumstances materially and adversely affecting the Purchaser, the Purchaser Business or the Purchaser Assets or the Purchaser’s right to carry on the Purchaser Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)	any damage, destruction, loss or other event, including changes to any laws or statutes applicable to the Purchaser or the Purchaser Business (whether or not covered by insurance) materially and adversely affecting the Purchaser, the Purchaser Business or the Purchaser Assets;

(q)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

(r)	the Target shall have received proceeds in connection with the Bridge Loan of at least $3,000,000, including conversion of the Promissory Notes for liquidity;

(s)	the holders of the Promissory Notes will have converted all of the principal amount of the Promissory Notes and applicable interest thereon into units pursuant to the terms of the Purchaser Note Conversion; and

(t)	the Purchaser shall have no more than 10,250,000 post-Stock Split Purchaser Shares outstanding as of the Closing Date:

(i)	excluding the Acquisition Shares to be issued pursuant to this Agreement,

(ii)	excluding the Purchaser Common Shares to be issued in the Purchaser Note Conversion, and

(iii)	any securities issued in connection with the Purchaser Note Conversion and securities convertible or exercisable thereunder).

7.4	Waiver by the Target

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of the Target and any such condition may be waived in whole or in part by the Target at or prior to the Closing by delivering to the Purchaser a written waiver to that effect signed by the Target. The conditions precedent set out in the preceding section shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

7.5	Nature of Conditions Precedent

The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions of precedent in favor of the other party or parties set forth in this Article.

7.6	Confidentiality

Except as and to the extent required by law, neither the Purchaser nor the Target will disclose or use, and will direct its respective representatives not to disclose or use to the detriment of the other party, any Confidential Information with respect to such other Party furnished, or to be furnished, by either the Purchaser or the Target or their respective representatives to such other Party or its representatives at any time or in any manner other than as may be agreed to by such other party. Upon the written request of the Purchaser or the Target, as applicable, the other Party will promptly return or destroy any Confidential Information in its possession and certify in writing to the other party that it has done so.

ARTICLE 8
CLOSING

8.1	Closing

Unless this Agreement is earlier terminated in accordance with its terms, the Merger shall be consummated as soon as practicable after all the conditions established in Article 7 of this Agreement have been satisfied or waived. Closing of the Merger (the “Closing”) shall be held at 10:00 a.m. local time, at the offices of DLA Piper LLP (US) in Los Angeles, CA, United States, or at such other time and place as the parties may agree, promptly but in no event later than July 25, 2014 or such other date as is mutually agreed to by the Purchaser and the Target. The time and date of Closing are called the “Closing Date”, and shall be the same day as the effective date of the Merger. On the Closing Date, the Parties shall cause the Merger to be consummated by filing an agreement of merger (the “Agreement of Merger”), substantially in the form of Schedule A hereto, with the Secretary of State of California in accordance with the provisions of the California Corporations Code (the time of acceptance by the Secretary of State of California of such filing, or such later time as specified in the Agreement of Merger, shall be referred to in this Agreement as the “Effective Time”).

8.2	Documents to be delivered by the Target

On or before the Closing, the Target will deliver or cause to be delivered to the Purchaser:

(a)	the original or certified copies of the charter documents of the Target and all corporate records documents and instruments of the Target and all books and accounts of the Target;

(b)	all reasonable consents or approvals required to be obtained by the Target for the purposes of completing the Merger and preserving and maintaining the interests of the Target under any and all Target Material Contracts and in relation to Target Assets;

(c)	certified copies of such resolutions of the shareholders and directors of the Target as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)	an acknowledgement from the Target of the satisfaction of the conditions precedent set forth in section 7.3 hereof;

(e)	the Audited Target Financial Statements;

(f)	a legal opinion from counsel for the Target with respect to the Target and the Target Shares, in a form reasonably satisfactory to counsel for the Purchaser; and

(g)	such other documents as the Purchaser may reasonably require to give effect to the terms and intention of this Agreement.

8.3	Documents to be Delivered by the Purchaser

On or before the Closing, the Purchaser shall deliver or cause to be delivered to the Target:

(a)	the original or certified copies of the charter documents of the Purchaser and all corporate records documents and instruments of the Target and all books and accounts of the Purchaser;

(b)	all reasonable consents or approvals required to be obtained by the Purchaser for the purposes of completing the Merger and preserving and maintaining the interests of the Purchaser under any and all Purchaser Material Contracts and in relation to Purchaser Assets;

(c)	a shareholder list of the Purchaser maintained by the Purchaser’s transfer agent showing the Acquisition Shares registered in the names of the Target Shareholders;

(d)	certified copies of such resolutions of the directors of the Purchaser and the directors and sole shareholder of the Merger Sub as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(e)	a certified copy of a resolution of the board of directors of the Purchaser dated as of the Closing Date appointing the nominees of the Target as officers of the Purchaser;

(f)	a certified copy of a resolution of the board of directors of the Purchaser setting the number of directors at five and appointing five nominees of the Target and accepting the resignation of James Grant from the board of directors of the Purchaser;

(g)	an acknowledgement from the Purchaser of the satisfaction of the conditions precedent set forth in section 7.1 hereof;

(h)	evidence that the Share Cancellation has been effected;

(i)	a legal opinion from counsel for the Purchaser with respect to the Purchaser and the Acquisition Shares, in a form reasonably satisfactory to counsel for the Target; and

(j)	such other documents as the Target may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 9
DISCLOSURE

9.1	Disclosure

Except as and to the extent required by law, without the prior written consent of the other Parties, neither the Purchaser, the Merger Sub, nor the Target will, and each will direct its representatives not to, make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties or any of the terms, conditions or other aspects of the transactions proposed in this Agreement. If a Party is required by law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made. The Target acknowledges and agrees that the Purchaser will be required to file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Merger contemplated hereby together with such other documents as are required to maintain the currency of the Purchaser’s filings with the Securities and Exchange Commission.

ARTICLE 10
STANDSTILL

10.1	Standstill

(a)	Until December 31, 2014 unless the date is extended by mutual agreement of the Parties, the Target shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or agent of the Target (collectively, the “Representatives”), or otherwise, and shall not permit any such Representative to:

(i)	solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any information, properties, facilities, books or records of the Target or entering into any form of agreement, arrangement or understanding), any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal or potential Acquisition Proposal;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any person (other than the Purchaser and its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal or potential Acquisition Proposal; or

(iii)	accept or approve, or propose to accept or approve any Acquisition Proposal.

(b)	The Target shall, and shall cause its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Purchaser and its affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal or potential Acquisition Proposal, and in connection therewith shall:

(i)	discontinue access to and disclosure of all information, including any data room and any non-public or confidential information, properties, facilities, books and records of the Target; and

(ii)	request, and exercise all rights it has to require: (i) the return or destruction of all copies of any information regarding the Target provided to any person other than the Purchaser, and (ii) the destruction of all material including or incorporating or otherwise reflecting such information regarding the Target, using all necessary efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

10.2	The Target represents and warrants that it has not waived any confidentiality, standstill or similar agreement or restriction to which it is a party, except to permit submissions of expressions of interest prior to the date of this Agreement, and further covenants and agrees: (i) that the Target shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which it is a party, and (ii) that neither the Target, nor any of its Representatives have or will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting the Target under any confidentiality, standstill or similar agreement or restriction to which the Target is a party.

10.3	Notification of Acquisition Proposals:

(a)	If the Target or any of its Representatives, receives or otherwise become aware of any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, or any request for copies of, access to, or disclosure of, information relating to the Target, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Target, the Target shall immediately notify the Purchaser, at first orally, and then promptly, and in any event within 24 hours, in writing, of:

(i)	such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions; the identity of all persons making the Acquisition Proposal, inquiry, proposal, offer or request; and copies of all documents, correspondence or other material received in respect of, from or on behalf of any such person; and

(ii)	the status of developments and negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

ARTICLE 11
Termination

11.1	Termination

This Agreement may be terminated at any time prior to the Closing Date by:

(a)	mutual agreement of the Purchaser and the Target;

(b)	the Purchaser, if there has been a material breach by the Target of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Target that is not cured, to the reasonable satisfaction of the Purchaser, within ten business days after notice of such breach is given by the Purchaser (except that no cure period will be provided for a breach by the Target that, by its nature, cannot be cured);

(c)	the Target, if there has been a material breach by the Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser that is not cured, to the reasonable satisfaction of the Target within ten business days after notice of such breach is given by the Target (except that no cure period will be provided for a breach by the Purchaser that by its nature cannot be cured);

(d)	the Purchaser or the Target if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated this Agreement illegal or otherwise prohibited;

(e)	the Purchaser or the Target if any permanent injunction or other order of a governmental body of competent authority preventing the consummation of the transaction contemplated by this Agreement has become final and non-appealable; or

(f)	the Purchaser or the Target if the Merger will not have been consummated by July 31, 2014 or such other date as is mutually agreed to by the Purchaser and the Target; provided that the Party seeking to terminate this Agreement pursuant to this clause (d) has not caused such failure to close by any action or inaction constituting a breach of any of the representations, warranties, covenants, or agreements contained in this Agreement.

11.2	Effect of Termination

In the event of the termination of this Agreement as provided in Section 11.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any Party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations under this Agreement. In the event of the termination of this Agreement, each Party shall bear its own costs and expenses, including attorney fees.

ARTICLE 12
POST-CLOSING MATTERS

12.1	Forthwith after the Closing, the Purchaser shall file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement and such other information as is required, all within four business days of the Closing.

ARTICLE 13
GENERAL PROVISIONS

13.1	Notice

Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail, or electronic mail. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally shall be deemed to have been received on the actual date of delivery. Any notice delivered by electronic mail shall be deemed to have been received on the date sent if sent during normal business hours of the recipient and, if not, then on the next business day

13.2	Addresses for Service

The address for service of notice of each of the parties hereto is as follows:

(a)	The Purchaser or the Merger Sub:

Greenwood Hall, Inc.
55 A Cliff View Drive
Green Bay, Auckland, New Zealand

Attn: Chief Executive Officer

Email: james@divioholdings.com

With a copy to:

Clark Wilson LLP
900 – 885 West Georgia Street
Vancouver, British Columbia V6C 3H1, Canada

Attention: Virgil Z. Hlus

Email: VZH@cwilson.com

(b)	The Target:

PCS Link, Inc. dba Greenwood & Hall
1936 East Deere Avenue, Suite 120
Santa Ana, California 92705, U.S.A.

Attn: Chief Executive Officer

Email: jhall@edugaged.com

With a copy to:

DLA Piper LLP (US)
550 South Hope Street, Suite 2300
Los Angeles, CA 90071

Attention: Ann Lawrence, Esq.

Email: Ann.Lawrence@dlapiper.com

13.3	Change of Address

Any party may, by notice to the other parties change its address for notice to some other address. A post office box may not be used as an address for service.

13.4	Further Assurances

Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

13.5	Time of the Essence

Time is expressly declared to be the essence of this Agreement.

13.6	Entire Agreement

The provisions contained herein constitute the entire agreement among the Target, the Merger Sub and the Purchaser respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, between the Target, the Merger Sub and the Purchaser with respect to the subject matter hereof, including the letter of intent dated March 19, 2014 between the Purchaser and the Target.

13.7	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

13.8	Assignment

This Agreement is not assignable without the prior written consent of the parties hereto.

13.9	Counterparts

This Agreement may be executed in two or more counterparts and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by other means of electronic delivery including in portable document format (“.pdf”), shall be equally effective as delivery of a manually executed counterpart hereof. The Parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

13.10	Applicable Law

This Agreement is subject to the laws of the State of California and the federal law of the United States applicable therein. The Parties hereto irrevocably attorn to the exclusive jurisdiction of the Courts of the State of California for the resolution of all disputes in relation of this Agreement.

13.11	Amendments

This Agreement may be amended only by the written agreement of all parties; provided, however, that if amended after the meeting of the shareholders of the Target referred to in Section 6.1(e), the terms regarding the conversion of the Target’s stock contained in Section 2.3(b) shall not be amended without the further approval of the Target’s shareholders as required by law.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

GREENWOOD HALL, INC.

Per:	/s/ James Grant
James Grant, President and Chief Executive Officer

GREENWOOD HALL ACQUISITION, INC.

Per:	/s/ James Grant
James Grant, President

PCS LINK, INC. DBA GREENWOOD & HALL

Per:	/s/ John Hall
John Hall, Chief Executive Officer